UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2011, Phillips Edison-ARC Shopping Center REIT Inc. (the “Company”) entered into a joint venture with a group of institutional international investors advised by CBRE Investors Global Multi Manager (each a “CBREI Investor”). The joint venture is in the form of PECO-ARC Institutional Joint Venture I, L.P., a Delaware limited partnership (the “Joint Venture”). The Company, through an indirectly wholly owned subsidiary, serves as the general partner of and will own a 51% interest in the Joint Venture. Each CBREI Investor is a limited partner and they will collectively own a 49% interest in the Joint Venture. Below is a summary of the material terms of the Joint Venture.

Investment Strategy. The Joint Venture intends to invest in necessity-based neighborhood and community shopping centers with acquisition costs of no more than $20 million per property. Each acquired property is to have an annualized acquisition capitalization rate of at least 7.25% and an occupancy rate of at least 80%, with no vacant primary anchor tenant at the time of acquisition. The aggregate level of debt financing is generally not to exceed 50% of the gross asset value of the properties owned by the Joint Venture once all capital contributions have been fully funded, but may go up to 60% during the investment period.

Capital Contributions. The Company has committed to contribute approximately $52 million to the Joint Venture and the CBREI Investors have committed to contribute $50 million in cash. The Company intends to fund its capital commitment through the contribution of the three properties currently owned by the Company, Lakeside Plaza, Snow View Plaza and St. Charles Plaza (valued at the Company’s cost of approximately $31.8 million to acquire those properties) and cash. The Company expects to contribute these properties over a period of months as funds are needed to acquire additional properties meeting the Joint Venture’s investment strategy. Partners are not obligated to contribute capital after March 20, 2013.

Management. As general partner, the Company controls the management of the Joint Venture. The Company has engaged American Realty Capital II Advisors, LLC (the “Advisor”), which is the Company’s advisor, to advise the Joint Venture. The Advisor has engaged Phillips Edison NTR LLC (the “Sub-Advisor”), which is the Company’s sub-advisor, to act as a sub-advisor for the Joint Venture. The Company has also engaged Phillips Edison & Company, Ltd. (the “Property Manager”), which is the Company’s property manager, to provide property management services to the Joint Venture. The agreements generally mirror the similar agreements in place among and between the Company and the Advisor, the Sub-Advisor and the Property Manager. However, revisions have been made to avoid duplication of payments by both the Company and the Joint Venture to the Company’s sponsors. The Company expects its direct and indirect payments to the Advisor, the Sub-Advisor, the Property Manager and their affiliates for advisory and property management services will be unaffected by the Company’s entry into the Joint Venture (except that the Company’s reimbursement obligations with respect to the Advisor’s overhead may decrease because the Joint Venture has no obligation to reimburse the Advisor for such costs). In addition, other than a likely increase in asset management fees due to the expected increase in assets under management and the possibility of earning a promote on Joint Venture distributions allocated to the CBREI investors (as described below), the Joint Venture arrangements are not likely to result in greater fee income for the Company’s sponsors.

Certain major decisions will require the approval of an executive committee, which consists of four members: two appointed by the Company and two appointed by the CBREI Investors. The major decisions that require executive committee approval include, but are not limited to:

•	certain related-party transactions;

•	acquisitions not consistent with the Joint Venture’s investment strategy;

•	the incurrence of debt or guarantees not consistent with the Joint Venture’s investment strategy;

•	litigation with a primary anchor tenant;

•	the decision to rebuild a property that has suffered a casualty (except as required by any lease or loan document);

•	disposing of substantially all of the assets of the Joint Venture before August 13, 2013;

•	the dissolution or liquidation of the Joint Venture or any subsidiary; and

•	any amendment to the Joint Venture’s limited partnership agreement.

Distributions. The Joint Venture will make periodic distributions of net cash flow to the Company and the CBREI Investors pro rata based on their respective percentage interests. The portion allocated to the CBREI Investors will first be distributed to the CBREI Investors until it has received an inflation-adjusted real rate of return of 5%. The remaining net cash flow allocated to the CBREI Investors will then be distributed 85% to the CBREI Investors and 15% to the Sub-Advisor, which is also a limited partner for purposes of earning the promote but which is not investing any capital in the venture. (No promote is paid to the Sub-Advisor with respect to the distributions allocated to the Company because the Company pays an incentive fee to the Advisor and the Sub-Advisor pursuant to its existing advisory agreement.)

Outside Activities. Until March 20, 2013 (or the investment of all of the capital that is to be contributed to the Joint Venture), neither the Company nor the Sub-Advisor may acquire properties meeting the Joint Venture’s investment strategy except through the Joint Venture. This restriction applies to the Company’s affiliates and the Sub-Advisor’s affiliates as well.

Transfer Restrictions. The limited partnership agreement contains restrictions on each partner’s ability to transfer their interests in the Joint Venture, including certain indirect transfers. Notwithstanding those restrictions, none of the following transfers would constitute a breach of the limited partnership agreement:

•	transfers of a CBREI Investor’s interest in the Joint Venture provided that the Company is first given an opportunity to purchase the interest at the proposed transfer price;

•

transfers of the Company’s interest in the Joint Venture to a “qualified property manager” for cash after the expiration of the “lock-out period,” which is defined as the earlier of (i) August 31, 2013 or (ii) the first date on which the Company has raised aggregate equity of $1.5 billion, subject to the CBREI Investors’ tag-along rights described below;

•

indirect transfers of the Company’s interests, such as through changes in the ownership of the Company or its operating partnership, if no single person would directly or indirectly own 20% of the Company’s subsidiary that acts as the general partner to the Joint Venture;

•	any transfer of the Company’s shares issued in a public offering; and

•	certain transfers to affiliates.

Tag-Along Rights. If the Company sells its interests to a qualified property manager, the Company must use commercially reasonable efforts to cause the purchaser to also purchase all of the interests of those individual CBREI Investors who desire to sell. If the purchaser does not agree to purchase all of these interests, then each CBREI Investor who desires to sell will sell a proportionate part of the interest it desires to sell and the Company will sell a proportionate part of its interest.

If the Company conducts a registered offering of shares listed on a national securities exchange, each CBREI Investor has the right to convert its interest in the Joint Venture into privately issued shares in the Company. The number of shares to be received will be based on the appraised value of the assets of the Joint Venture divided by the price paid in the offering.

Go-Along Obligation. After the expiration of the lock-out period, if the Company enters into an agreement to sell all of its interests in the Joint Venture for a cash purchase price, the CBREI Investors must also sell all of their interests to the purchaser on the same terms.

Buy/Sell Procedures. The Company or the CBREI Investors (acting as a group) may initiate buy/sell procedures with respect to their respective ownership interests in the event that a majority of the executive committee members are not able to reach an agreement on certain major decisions. Under the buy/sell procedures, one partner must deliver to the other partner notice of its intention to exercise the buy/sell option. Such notice shall state the value of the real and tangible personal property owned by the Joint Venture. The partner receiving such notice must either (i) sell its interests based on the value provided in the notice, or (ii) buy the other partner’s interests based upon that value. The buy/sell rights are not applicable at any time in which the Company’s interest in the Joint Venture is worth more than half of the Company’s total assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: September 21, 2011	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer